Exhibit 99.1

FOR IMMEDIATE RELEASE

ENNIS, INC. ANNOUNCES PROPOSED SALE OF APPAREL DIVISION

AND CERTAIN PRELIMINARY FISCAL YEAR-END FINANCIAL INFORMATION

Midlothian, TX. April 4, 2016 — Ennis, Inc. (the “Company”), (NYSE: EBF), today announced the pending sale of its Apparel Division and certain preliminary and unaudited financial information, as set forth below.

Sale of Apparel Division

On April 1, 2016, the Company entered into a Unit Purchase Agreement (the “Purchase Agreement”) with Alstyle Operations, LLC (the “Buyer”) pursuant to which it has agreed to sell Alstyle Apparel, LLC (“Alstyle Apparel”) and its subsidiaries, which constitute the Company’s apparel division (the “Apparel Division”), to the Buyer for an aggregate purchase price of $88,000,000 (the “Transaction”). The purchase price includes $76,000,000 in cash to be paid at closing, subject to working capital adjustments, and an additional $12,000,000 to be paid pursuant to a capital lease covering certain Company retained equipment utilized by the Apparel Division. The capital lease calls for 60 monthly payments of $231,993.62. The closing of the Transaction, which is anticipated to occur by the end of April 2016, is conditioned upon the funding of a committed acquisition loan in favor of the Buyer, expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and the satisfaction of other customary closing conditions. As part of the Transaction and following the closing, the Company will provide transition assistance to the Buyer for certain administrative, financial, human resource and information technology matters for a period of up to 18 months and will sublease from the Buyer a portion of a certain property located in Anaheim, California that is leased by the Apparel Division.

The Purchase Agreement includes a “no-shop” provision prohibiting the Company from soliciting third-party proposals for the acquisition of Alstyle Apparel and the Apparel Division, but the Company may respond to unsolicited proposals and may terminate the Agreement and accept an unsolicited proposal subject to its concurrent payment of a $3,000,000 termination fee to the Buyer.

Keith Walters, Chairman, Chief Executive Officer and President, commented by stating, “given our strategic direction to focus on the further expansion of our Print Segment, the Apparel Segment was deemed to be a non-core asset. The sale of this non-core asset allows us to fully focus on our core business segment and to be able to utilize the cash from the sale of Alstyle Apparel to further expand this business segment through strategic acquisitions, through which we have been able to continually demonstrate excellent returns to our shareholders. In addition, given our current leverage position, the Board may also consider other uses of these funds such as, paying down debt, additional share repurchases of our Company stock, and the return of capital to our shareholders in the form of a one-time special dividend. We are extremely excited about what the sale of this non-core asset means to the Company. It will not only further strengthen one of the strongest balance sheets in the industry, but will allow us to proceed aggressively with our strategic direction for the Company.”

The description of the Purchase Agreement and the Transaction set forth above is qualified in its entirety by reference to the full text of the Purchase Agreement and exhibits thereto, which have been included as part of the Company’s Form 8-K filed with the Securities and Exchange Commission in connection with the issuance of this press release.

Irshad Ahmad, the Company’s Vice President-Apparel Division and Chief Technology Officer, has agreed to participate as part of the buying group and to continue to serve as an employee of the Apparel Division following the closing of the Transaction. As a result and effective April 1, 2016, Mr. Ahmad is no longer serving as an officer of the Company. The Company has transferred his employment and his Amended and Restated Executive Employment Agreement dated as of December 18, 2008 to A and G, Inc., a subsidiary of Alstyle Apparel. As of April 1, 2016, the Company’s Board of Directors and its Compensation Committee has accelerated the vesting and exercisability of Mr. Ahmad’s previously disclosed unvested restricted shares and stock options with respect to the common stock of the Company. We anticipate that in connection with Mr. Ahmad’s participation in the buying group, it is highly likely Mr. Ahmad may be selling some of the Company’s common stock he owns in the open market in accordance with Securities Act Rule 144.

Financial Information

At this time, the Company has not yet issued its audited financial results for its fiscal year ended February 29, 2016. The Company anticipates the filing of its Annual Report on Form 10-K for such fiscal year on or about May 10, 2016. However, in connection with our entering into the Purchase Agreement to sell the Apparel Division, we are announcing our preliminary financial results with respect to the quarter and year ended February 29, 2016.

Based on presently available information, and on a preliminary and unaudited basis, and assuming that the Transaction is consummated on April 29, 2016, the Company anticipates that it will incur a pre-tax loss on the sale of Alstyle Apparel of between $73 million and $79 million. Based on certain tax elections expected to be made, the Company is expecting to be able to treat the loss as an operating loss for tax purposes. The Company will provide pro forma information as part of its Form 8-K to be filed in connection with the closing of the Transaction.

Based on presently available information, on a preliminary and unaudited basis, and assuming an overall Company tax rate of 37% (consistent with last year), the Company anticipates the following financial results for its quarter and fiscal year ended February 29, 2016. These financial results do not include the estimated pre-tax loss of between $73 million and $79 million on the sale of Alstyle Apparel. Management is currently evaluating the accounting treatment related to the Transaction and finalizing its review of the tax provision.

Selected Financial Information (in millions, except share and per share amounts)

A.	Unaudited Operating Performance Data

	Three Months ended February 29, 2016		Three Months ended February 28, 2015	Year ended February 29, 2016		Year ended February 28, 2015
	Low	High	As Reported	Low	High	As Reported

Net Sales
Print	$90.8	$91.3	$96.5	$385.5	$386.0	$380.4
Apparel	$36.6	$37.1	$43.8	$182.6	$183.1	$199.9

Consolidated	$127.4	$128.4	$140.3	$568.1	$569.1	$580.2

Gross Profit Margin - $
Print	$25.1	$25.4	$28.1	$116.1	$116.4	$115.1
Apparel	8.5	8.8	7.3	36.2	36.5	30.4

Consolidated	$33.6	$34.2	$35.4	$152.3	$152.9	$145.5

Gross Profit Margin - %
Print	27.6%	27.8%	29.2%	30.1%	30.2%	30.3%
Apparel	23.2%	23.7%	16.6%	19.8%	19.9%	15.2%
Consolidated	26.4%	26.6%	25.2%	26.8%	26.9%	25.1%

Consolidated net earnings (loss)	$7.0	$7.4	$8.6	$37.8	$38.2	$(44.5)

Diluted shares outstanding	25,760,718	25,760,718	25,623,034	25,722,367	25,722,367	25,864,352

Diluted earnings (loss) per share	$0.27	$0.29	$0.34	$1.47	$1.49	$(1.72)

Adjusted EBITDA (1) (Non-GAAP)	$15.8	$16.2	$17.7	$79.1	$79.5	$72.5

B.	Unaudited Balance Sheet and Working Capital Data

	February 29, 2016		February 28, 2015
	Low	High	As Reported

Cash	$10.4	$10.4	$15.3

Working capital (2)	$138.5	$139.0	$176.3

Total Assets	$399.0	$399.5	$453.3

Long-term debt	$40.0	$40.0	$106.5

C.	Reconciliation of Non-GAAP to GAAP measure (unaudited) (dollars in millions)

	Three Months ended February 29, 2016		Three Months ended February 28, 2015	Year ended February 29, 2016		Year ended February 28, 2015
	Low	High	As Reported	Low	High	As Reported

Net earnings (loss)	$7.0	$7.4	$8.6	$37.8	$38.2	$(44.5)

Income tax expense	4.2	4.2	4.4	22.4	22.4	5.4

Interest expense	0.2	0.2	0.5	1.4	1.4	2.0

Depreciation and amortization	4.4	4.4	4.2	17.5	17.5	16.3
Impairment of goodwill/trademarks	—	—	—	—	—	93.3

Adjusted EBITDA (Non-GAAP)	$15.8	$16.2	$17.7	$79.1	$79.5	$72.5

(1)	For fiscal year ended February 28, 2015 - Adjusted EBITDA excludes the impairment charge related to the Apparel Segment of $93.3 million taken in the third quarter of that fiscal year.
(2)	Working capital = Current Assets less Current Liabilities.
(3)	Some items may not foot due to rounding.

The Company believes the non-GAAP financial measure of Adjusted EBITDA (Adjusted EBITDA is calculated as net earnings before interest, taxes, depreciation, amortization and impairment charges) provides important supplemental information to both management and investors regarding financial and business trends used in assessing its results of operations. The Company believes adding back the specified items to net earnings provides a more meaningful comparison to the corresponding reported periods and internal budgets and forecasts, provides management with a more relevant measurement of operating performance and yields metrics which are more useful in assessing management performance. In addition, Adjusted EBITDA is a component of the financial covenants and an interest rate metric in the Company’s credit facility. While management believes this non-GAAP financial measure is useful in evaluating the Company’s performance, this information should be considered as supplemental in nature and not as a substitute for, or superior to, the related financial information prepared in accordance with GAAP.

About Ennis

Ennis, Inc. (www.ennis.com) is primarily engaged in the production and sale of business forms, apparel and other business products. The Company is one of the largest private-label printed business product suppliers in the United States. Headquartered in Midlothian, Texas, the Company has production and distribution facilities strategically located throughout the United States of America, Mexico and Canada, to serve the Company’s national network of distributors. The Company, together with its subsidiaries, operates in two business segments: print and apparel. The print segment manufactures and sells business forms, other printed business products, printed and electronic media, presentation products, flex-o-graphic printing, advertising specialties and Post-it® Notes, internal bank forms, plastic cards, secure and negotiable documents, envelopes and other custom products. The apparel segment manufactures T-shirts and distributes T-shirts and other active-wear apparel through nine distribution centers located throughout North America.

Safe Harbor under the Private Securities Litigation Reform Act of 1995

Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievement expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These statements are subject to numerous uncertainties, which include, but are not limited to, the Company’s ability to effectively manage its business functions while growing its business in a competitive environment, the Company’s ability to adapt and expand its services in such an environment and the variability in the prices of cotton, paper and other raw materials. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K for the fiscal year ending February 28, 2015. The Company does not undertake, and hereby disclaims, any duty or obligation to update or otherwise revise any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events, although its situation and circumstances may change in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

For Further Information Contact:

Mr. Keith S. Walters, Chairman, Chief Executive Officer and President

Mr. Richard L. Travis, Jr., CFO, Treasurer and Principal Financial and Accounting Officer

Mr. Michael D. Magill, Executive Vice President and Secretary

Ennis, Inc.

2441 Presidential Parkway

Midlothian, Texas 76065

Phone: (972) 775-9801

Fax: (972) 775-9820

www.ennis.com